Exhibit 77Q1(a)(ii)

LOOMIS SAYLES FUNDS II

AMENDMENT NO. 3 TO BY-LAWS
The following sections are hereby added to Article 2 to the By-Laws:

2.5	Action by Writing.  Except as required by law, any action
required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if a majority of the Trustees
(or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust or these By-Laws) consent to the action in writing and such written consents are filed with the records of the meetings of the Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees. Written consents of the Trustees may be executed in one or more counterparts. Execution of a written consent or waiver and delivery thereof to the Trust may be accomplished by telefax, e-mail or other electro-mechanical means.

2.6 	Presence Through Communications Equipment.  Except
as otherwise provided herein or from time to time in the By-Laws, any action to be taken by the Trustees may be taken at a meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

Adopted: March 11, 2005
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